Exhibit 4.2
PLEDGE AND SECURITY AGREEMENT
dated as of April 26, 2010
among
EVERGREEN SOLAR, INC.,
EACH OF THE OTHER GRANTORS PARTY HERETO
and
U.S. BANK NATIONAL ASSOCIATION
as Collateral Agent

Page
6.1 Power of Attorney	24

6.2 No Duty on the Part of Collateral Agent or Secured Parties	25

SECTION 7. REMEDIES.	26

7.1 Generally.	26

7.2 Application of Proceeds	27

7.3 Sales on Credit	27

7.4 Deposit Accounts	27

7.5 Investment Related Property	27

7.6 Cash Proceeds	28

SECTION 8. CONTINUING SECURITY INTEREST.	30

SECTION 9. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	30

SECTION 10. MISCELLANEOUS.	31

Schedules:

Schedule 4.1 General Information
Schedule 4.2 Location of Equipment and Inventory
Schedule 4.4 Investment Related Property
Schedule 4.6 Description of Letters of Credit
Schedule 4.7 Intellectual Property
Schedule 4.8 Commercial Tort Claims
Schedule 4.10 Post Closing Real Estate Asset Deliverables

Exhibits:

Exhibit A Pledge Supplement
Exhibit B Counterpart Agreement

          This PLEDGE AND SECURITY AGREEMENT, dated as of April 26, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among EVERGREEN SOLAR, INC., a Delaware corporation (the “Company”), EACH OF THE UNDERSIGNED SUBSIDIARIES OF THE COMPANY, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (together with the Company, each, a “Grantor”), and U.S. BANK NATIONAL ASSOCIATION, as collateral agent for the Secured Parties (as herein defined) (in such capacity, together with its agents, successors and assigns, the “Collateral Agent”).
RECITALS:
          WHEREAS, Grantors are party to that certain Indenture, dated as of the date hereof, among Company, as issuer, the guarantors named therein, as guarantors, and U.S. Bank National Association, as in its capacity as trustee (the “Trustee”), pursuant to which the Company issued its 13% Convertible Senior Secured Notes due 2015;
          WHEREAS, in consideration of the purchase of the Notes by the Holders as set forth in the Indenture, each Grantor has agreed to secure such Grantor’s obligations under the Indenture and the Note Documents;
          WHEREAS, pursuant to the terms and conditions of the Collateral Trust Agreement dated as of even date herewith, among Collateral Agent, the Trustee and each of the Grantors (the “Collateral Trust Agreement”), the Grantors have agreed to grant to Collateral Agent, for the benefit of the Holders and the other Secured Parties (as defined below) the security interests set forth below;
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and Collateral Agent agree as follows:
SECTION 1. DEFINITIONS; GRANT OF SECURITY.
     1.1 General Definitions.In this Agreement, the following terms shall have the following meanings:
          “Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.
          “Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.
          “Agreement” shall have the meaning set forth in the preamble.
          “Additional Grantors” shall have the meaning assigned in Section 5.3.
          “Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, as each such agreement may be amended, supplemented or otherwise modified from time to time.
          “Cash Proceeds” shall have the meaning assigned in Section 7.6.

          “Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.
          “Collateral” shall have the meaning assigned in Section 2.1.
          “Collateral Account” shall have the meaning assigned in Section 4.3(b)(v).
          “Collateral Agent” shall have the meaning set forth in the preamble.
          “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
          “Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any of the Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
          “Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).
          “Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).
          “Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Tax Code.
          “Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder).
          “Copyrights” shall mean all United States and foreign copyrights, all mask works fixed in semiconductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, now or hereafter in force throughout the world, all registrations and applications therefor including, without limitation, the copyrights and applications referred to in Schedule 4.7(A) (as such schedule may be amended or supplemented from time to time), all rights corresponding thereto throughout the world, all extensions and renewals of any thereof, the right to sue for past, present and future infringements of any of the foregoing, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “Documents” shall mean all “documents” as defined in Article 9 of the UCC.
          “Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A)

under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).
          “Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.
          “General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Assigned Agreements (in each case, regardless of whether characterized as general intangibles under the UCC).
          “Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).
          “Grantors” shall have the meaning set forth in the preamble.
          “Indemnitee” shall mean Collateral Agent and its and its Affiliates’ officers, partners, directors, trustees, employees, and agents.
          “Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.
          “Insurance” shall mean: (i) all insurance policies covering any or all of the Collateral (regardless of whether Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.
          “Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses.
          “Inventory” shall mean: (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).
          “Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

          “Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.
          “Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.
          “Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets, condition (financial or otherwise) of Company and its Subsidiaries taken as a whole; (ii) the ability of any Grantor to fully and timely perform its Secured Obligations; (iii) the legality, validity, binding effect or enforceability against a Grantor of a Notes Document to which it is a party; or (iv) the ability of the Collateral Agent or any Secured Party to enforce its rights and remedies under any Note Document.
          “Material Real Estate Asset” shall mean any Real Estate Asset located in the United States having a fair market value greater than or equal to $1,250,000.
          “Money” shall mean “money” as defined in the UCC.
          “Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 9-409 of the UCC).
          “Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder).
          “Patents” shall mean all United States and foreign patents and applications for letters patent throughout the world, including, but not limited to each patent and patent application referred to in Schedule 4.7(B) (as such schedule may be amended or supplemented from time to time), all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing, all rights corresponding thereto throughout the world, and all proceeds of the foregoing including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit and the right to sue for past, present and future infringements of any of the foregoing.
          “Payment Intangible” shall have the meaning specified in Article 9 of the UCC.
          “Pledged Debt” shall mean all Debt owed to such Grantor, including, without limitation, all Debt described on Schedule 4.4(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Debt, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Debt.
          “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

          “Pledged LLC Interests” shall mean all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.
          “Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.
          “Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
          “Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.
          “Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.
          “Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
          “Real Estate Asset” shall mean, at any time a determination, any interest (fee, leasehold or otherwise) then owned by any Grantor in any real property.

          “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
          “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for any Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.
          “Record” shall have the meaning specified in Article 9 of the UCC.
          “Secured Obligations” shall mean all obligations (whether or not constituting future advances, obligatory or otherwise) of all Grantors from time to time arising under or in respect of this Agreement, the Indenture and the other Notes Documents (including the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Indenture and the other Note Documents), in each case whether (a) such obligations are direct or indirect, joint or several, absolute or contingent, reduced to judgment or not, liquidated or unliquidated, disputed or undisputed, legal or equitable, due or to become due whether at stated maturity, by acceleration or otherwise; (b) arising in the regular course of business or otherwise; (c) for payment or performance; (d) discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Grantor or any other person; or (e) now existing or hereafter arising (including interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Grantor or any other person, or that would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).
          “Secured Parties” means the Holders, the Trustee and the Collateral Agent.
          “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

          “Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).
          “Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.
          “Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.
          “Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder).
          “Trademarks” shall mean all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to the registrations and applications referred to in Schedule 4.7(C) (as such schedule may be amended or supplemented from time to time), all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).
          “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of such Grantor (all of the foregoing being collectively called a “Trade Secret”), whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, the right to sue for past, present and future infringement of any Trade Secret, and all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
          “United States” shall mean the United States of America.
     1.2 Definitions; Interpretation.All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Indenture, the Indenture shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
SECTION 2. GRANT OF SECURITY.
     2.1 Grant of Security. Each Grantor hereby grants to Collateral Agent, for its benefit and for the benefit of the Secured Parties, a security interest and continuing lien on all of such Grantor’s right, title and interest in, to and under all property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):
          (a) Accounts;
          (b) Chattel Paper;
          (c) Documents;
          (d) Equipment;
          (e) General Intangibles;
          (f) Goods;
          (g) Instruments;
          (h) Insurance;
          (i) Intellectual Property
          (j) Inventory;
          (k) Investment Related Property;
          (l) Letter of Credit Rights;
          (m) Money;
          (n) Receivables and Receivable Records;
          (o) Commercial Tort Claims;

          (p) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
          (q) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
     2.2 Certain Limited Exclusions. The Collateral will not include the following assets (such assets, the “Excluded Property”); (i) any building, leasehold or parcel of real property with a fair market value (as determined in good faith by the Company) of less than $1,250,000, (ii) any lease, license, contract, property rights or agreement to which the Company or any Guarantor is a party on the Issue Date or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Company or any Guarantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided however that in relation to clause (ii) above, such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (A) or (B) above; (iii) any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; and (iv) the Company’s equity interests in Sovello AG (provided however that any proceeds thereof shall constitute Collateral); and (v) any Equity Interests of Evergreen Solar (China) Co., Ltd. if and for so long as the grant of such security interest therein is not expressly permitted by the arrangements with Hubei Science & Technology Investment Co., Ltd. (“HSTIC”) in effect on the Issue Date or as long as HSTIC and any required governmental authority has not otherwise consented to or approved the granting of a junior security interest therein (collectively, the “HSTIC Consent”); provided however that the security interest shall automatically, and without further action, become effective in respect to such Equity Interests (or portion thereof) and attach immediately at such time as the HSTIC Consent is received or such arrangements are not longer executory.
SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
     3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of all the Secured Obligations.
     3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.
     4.1 Generally.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants that:
          (i) it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each applicable item of the Collateral and, as to all its Collateral, whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral except as otherwise permitted by the Indenture, in each case free and clear of any and all Liens, rights or claims of all other Persons, other than Permitted Liens;
          (ii) it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (A) the type of organization of such Grantor, (B) the jurisdiction of organization of such Grantor, (C) its organizational identification number and (D) the jurisdiction where the chief executive office or principal place of business is, and for the five-year period preceding the date hereof has been, located;
          (iii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);
          (iv) except as provided on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, principal place of business, chief executive office or its corporate structure in any way within the past five (5) years;
          (v) upon (x) the filing of all UCC financing statements naming each Grantor as “debtor” and Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time), and (y) execution of a control agreement with respect to each Deposit Account, the security interests granted to Collateral Agent hereunder constitute valid and perfected first priority Liens (subject in the case of priority only to Permitted Liens) on that portion of the Collateral that can be perfected by such filing or execution of such control agreement;
          (vi) other than the financing statements filed in favor of Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for financing statements filed in connection with Permitted Liens;
          (vii) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (x) the pledge or grant by any Grantor of the Liens purported to be created in favor of Collateral Agent hereunder or (y) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except, in each case, (A) for the filings contemplated by clause (vii) above, (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities, (C) as may be required in connection with Pledged Equity Interests of Foreign Subsidiaries hereunder, to the extent identified in Schedule 4.1(E) hereof, and (D) such authorizations, approvals or other actions of or notices to or filings with Governmental Authorities or regulatory bodies obtained as of the date hereof; and
          (viii) it does not own any “as extracted collateral” (as defined in the UCC).
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:
          (i) such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein, except with respect to Permitted Liens;
          (ii) it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or in material violation of any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;
          (iii) it shall not change such Grantor’s name, chief executive office, type of organization or jurisdiction of organization unless it shall have (A) notified Collateral Agent in writing, by executing and delivering to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all applicable Supplements to Schedules thereto, at least ten (10) days’ prior to any such change or establishment, identifying such new proposed name, chief executive office, type of organization or jurisdiction of organization and providing such other information in connection therewith as Collateral Agent may reasonably request and (B) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby;
          (iv) upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or any material portion thereof, or the rights and remedies of Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any material portion thereof;

          (v) except otherwise permitted by the Notes Documents, it shall not take or permit any action which could impair Collateral Agent’s rights in the Collateral in any material respect; and
          (vi) each Grantor will maintain its primary operating and investments accounts in the United States. The Grantors shall, at least once each week, remit to Deposit Accounts or Securities Accounts maintained by the Grantors in the United States amounts held by them in foreign Deposit Accounts and Securities Accounts in the aggregate value in excess of (A) 5,000,000 euro (as determined two (2) Business Days prior to such remittance) plus (B) amounts required to be maintained by or paid to foreign governmental authorities for taxes, assessments, levies and duties or in respect thereto.
          (c) Post-Closing Items. Company hereby covenants and agrees that Company shall deliver (or cause the applicable Grantor to deliver), (a) as soon as practical and in any event not later than 60 days after the Issue Date, such Pledge Supplements, certificates, stock powers, any other documents and/or opinions of foreign counsel to the Company or its Subsidiaries, addressed to Collateral Agent, relating to the pledge of 65% of capital stock of the Controlled Foreign Corporations set forth on Schedule 4.4(A) hereto; (b) as soon as practical and in any event not later than 60 days after the Issue Date, duly executed control agreements in such form as may be reasonably acceptable to Collateral Agent with respect to all Deposit Accounts required to be pledged hereunder, (c) not later than 45 days after the Issue Date, the items set forth on Schedule 4.10. Subject to Section 4.4.2(b), the Company further covenants and agrees that it shall, or shall cause the applicable Grantor to, use its commercially reasonable efforts to deliver as soon as practical duly executed control agreements in such form as may be reasonably acceptable to Collateral Agent with respect to all Securities Accounts owned by them on the Issue Date and (d) as soon as practical after the Issue Date provide insurance certificates naming the Collateral Agent as “lender loss payee” and “additional insured” on the insurance policies maintained by the Grantors. Unless and until Collateral Agent shall actually receive such items of Collateral and the supporting documentation contemplated by this Section 4.1(c), Collateral Agent may assume without inquiry that it has received all post-closing items it is required to receive pursuant to this Section 4.1(c).
     4.2 Equipment and Inventory.
          (a) Representations and Warranties. Each Grantor represents and warrants that:
          (i) all of the Equipment and Inventory included in the Collateral is kept only at the locations specified in Schedule 4.2 (as such schedule may be amended or supplemented from time to time);
          (ii) any Goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended; and
          (iii) none of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.
          (b) Covenants and Agreements. Each Grantor covenants and agrees that:

          (i) it shall keep the Equipment and Inventory until sold in the ordinary course of business and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless it shall have taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory;
          (ii) it shall notify Collateral Agent in writing, by executing and delivering to Collateral Agent, no less often than quarterly, a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all applicable Supplements to Schedules thereto, in the event there has been any change in the locations specified on Schedule 4.2 with respect to such Equipment, Inventory (other than Inventory sold in the ordinary course of business) and Documents, identifying such new locations and providing such other information in connection therewith as Collateral Agent may reasonably request;
          (iii) it shall keep correct and accurate records of the Inventory as is customarily maintained under similar circumstances by Persons of established reputation engaged in similar business, and in any event sufficient to prepare financial statements in accordance with GAAP;
          (iv) it shall not deliver any Document evidencing any Equipment or Inventory (other than pursuant to a sale of Inventory in the ordinary course of business) to any Person other than the issuer of such Document to claim the Goods evidenced therefor or Collateral Agent; and
          (v) if any Equipment or Inventory in excess of $25,000 for any location or $100,000 in the aggregate is in possession or control of any third party, each Grantor shall join with Collateral Agent in notifying the third party of Collateral Agent’s security interest and obtaining an acknowledgment from the third party that it is holding the Equipment and Inventory for the benefit of Collateral Agent.
     4.3 Receivables.
          (a) Representations and Warranties. Each Grantor represents and warrants that:
          (i) each Receivable (A) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (B) is and will be enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law), and (C) is and will be in compliance with all applicable laws, whether federal, state, local or foreign;
          (ii) none of the Account Debtors in respect of any Receivable in excess of $25,000 individually or $100,000 in the aggregate is the government of the

United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign; and
          (iii) no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, Collateral Agent to the extent required by, and in accordance with Section 4.3(c).
          (b) Covenants and Agreements: Each Grantor hereby covenants and agrees that:
          (i) it shall keep and maintain at its own cost and expense satisfactory and complete records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;
          (ii) upon Collateral Agent’s reasonable request, it shall mark conspicuously, in form and manner reasonably satisfactory to Collateral Agent, all Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to Collateral Agent as provided herein), as well as the Receivables Records with an appropriate reference to the fact that Collateral Agent has a security interest therein;
          (iii) other than in respect of obligations subject to good faith disputes, it shall perform in all material respects all of its obligations with respect to the Receivables;
          (iv) other than in the ordinary course of business and while no Event of Default exists, it shall not amend, modify, terminate or waive any provision of any Receivable in any manner which could reasonably be expected to have a Material Adverse Effect on the value of such Receivable as Collateral. Other than in the ordinary course of business and so long as no Event of Default exists, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;
          (v) each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable, any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor may deem necessary or advisable. Notwithstanding the foregoing, Collateral Agent shall have the right at any time during the existence of an Event of Default to notify, or require any Grantor to notify, any Account Debtor of Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, Collateral Agent may: (A) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to Collateral Agent; (B) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Collateral Agent; and (C) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to Collateral Agent if required, in a collateral account (the “Collateral Account”), and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and
          (vi) it shall use its commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.
          (c) Delivery and Control of Receivables. With respect to any Receivables in excess of $25,000 individually or $100,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered, promptly upon the request of Collateral Agent, to Collateral Agent (or its agent or designee) appropriately indorsed to Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof, and (ii) with respect to any such Receivables hereafter arising, within ten (10) days of such Grantor acquiring rights therein. Any Receivable not otherwise required to be delivered or subjected to the control of Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon request of Collateral Agent.
     4.4 Investment Related Property; Investment Related Property Generally
          (a) Covenants and Agreements. Each Grantor hereby covenants and agrees that:
          (i) in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all applicable Supplements to Schedules thereto, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;
          (ii) except as provided in the next sentence and except to the extent constituting Excluded Property, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (A) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (B) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of Collateral Agent and shall be segregated from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions that are paid in the normal course of the business of the issuer, all scheduled payments of interest and all property received upon the liquidation or dissolution of a Subsidiary permitted by the Note Documents; and
          (iii) to the extent applicable, each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to Collateral Agent.
          (b) Delivery and Control.
     Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4(b) on or before the Issue Date and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4(b) promptly upon acquiring rights therein. With respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account), and subject to the limitations set forth in Section 2.2 hereof, it shall cause such certificate or instrument to be delivered to Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of Collateral Agent; provided that the Grantors shall not be required to take any actions contemplated by this sentence with respect to the pledge of Equity Interests of Foreign Subsidiaries so long as the total assets (determined in accordance with GAAP) of such Foreign Subsidiaries with respect to which such actions have not been taken do not exceed $1,000,000 in the aggregate at any time. Upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or Trustee.
          (c) Voting and Distributions.
          (i) So long as no Event of Default shall have occurred and be continuing:
(A)	each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Indenture or any other Note Document; and

(B)	Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (A) above;
          (ii) Upon the occurrence and during the continuation of an Event of Default:
(A)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)	in order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request and (2) the each Grantor acknowledges that Collateral Agent may utilize the power of attorney set forth in Section 6.
          4.4.1 Pledged Equity Interests and Pledged Debt
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, that:
          (i) Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;
          (ii) it is the record and beneficial owner of the Pledged Equity Interests pledged by such Grantor free of all Liens, rights or claims of other Persons other than Liens in favor of Collateral Agent pursuant to the terms of this Agreement and Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;
          (iii) without limiting the generality of Section 4.1(a)(v), except for the consents obtained in this Agreement, no consent of any Person (to the extent not obtained prior to the date hereof), including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary, is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of Collateral Agent in any Pledged Equity Interests or the exercise by Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof;
          (iv) Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law) and is not in default; and
          (v) none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that are: (A) registered as investment companies, (B) are dealt in or traded on securities exchanges or markets or (C) have opted to be treated as securities under the uniform commercial code of any jurisdiction unless such interest is certificated and delivered to the Collateral Agent pursuant to Section 4.4(b).
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:
          (i) except as permitted by the Indenture, it shall not vote to enable or take any other action to: (A) amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that materially changes the rights of such Grantor with respect to any Investment Related Property or adversely affects the validity, perfection or priority of Collateral Agent’s security interest, (B) permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, (C) permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of its assets, (D) waive any default under or breach of any terms of organizational document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (E) except as otherwise provided herein, cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; and
          (ii) it shall comply in all material respects with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and, except as otherwise provided in this Agreement, shall enforce all of its rights with respect to any Investment Related Property; and
          (iii) to the extent applicable, each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to Collateral Agent or its nominee following an Event of Default and to the substitution of Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.
          4.4.2 Investment Accounts
          (a) Representations and Warranties. Each Grantor hereby represents and warrants that:
          (i) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts, ” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodities Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Collateral Agent pursuant hereto having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any securities or other property credited thereto, other than, to the extent provided by the UCC, the financial institution where such Securities Account or Commodities Account is maintained by solely virtue of its capacity as such;
          (ii) Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest and each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Collateral Agent pursuant hereto) having either sole dominion and control (within the meaning of common law) or “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein, other than, to the extent provided by the UCC, the financial institution where such Deposit Account is maintained by solely virtue of its capacity as such; and
          (iii) each Grantor has delivered all Instruments constituting Collateral to Collateral Agent.
          (b) Delivery and Control. With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements, it shall use its commercially reasonable efforts to cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement in such form as may be reasonably acceptable to Collateral Agent pursuant to which it shall agree to comply with Collateral Agent’s “entitlement orders” without further consent by such Grantor; provided however, that the Grantors will not be required to use commercially reasonable efforts to provide a control agreement in favor of the Collateral Agent with respect to any Securities Account with a balance of less than $100,000 individually so long as the aggregate cash balances of all Securities Accounts so excluded pursuant to this proviso shall not at any time exceed $500,000. With respect to any Investment Related Property that is a “Deposit Account,” it shall cause the depositary institution maintaining such account to enter into an agreement in such form as may be reasonably acceptable to Collateral Agent, pursuant to which Collateral Agent shall, have control over such Deposit Account (within the meaning of Section 9-104 of the UCC); provided however, that the Grantors will not be required to provide a control agreement in favor of the Collateral Agent with respect to (x) any Deposit Account with a balance of less than $100,000 individually, provided that the aggregate cash balances of all Deposit Accounts so excluded pursuant to this clause (x) shall not at any time exceed $500,000 or (y) any Deposit Account that is solely a payroll or benefits account. Notwithstanding the foregoing, in no event will a Grantor be required to obtain control agreements or take any other action required by such applicable foreign jurisdiction to obtain perfection of the Collateral Agent’s security interests under the laws of the applicable foreign jurisdiction in respect of foreign Securities Accounts or Deposit Accounts.
     4.5 Annual Certificates.
     The Officer’s Certificate delivered to the Trustee pursuant to Section 4.15 of the Indenture shall certify as to each Grantor’s compliance with the requirements of this Agreement.
     4.6 Letter of Credit Rights.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants that all material letters of credit to which such Grantor is the beneficiary are listed on Schedule 4.6 hereto (as such schedule may be amended or supplemented from time to time).
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any material letter of credit hereafter arising it shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to Collateral Agent and shall deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all applicable Supplements to Schedules thereto.
     4.7 Intellectual Property.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Issue Date, that:
          (i) Schedule 4.7 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor;
          (ii) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property on Schedule 4.7 (as may be amended or supplemented from time to time), and owns or has the valid right to use, or could obtain such rights upon terms that are not materially adverse, all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens;
          (iii) all Intellectual Property material to the business of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of material Intellectual Property in full force and effect;
          (iv) all Intellectual Property material to the business of such Grantor is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any

Intellectual Property and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
          (v) to such Grantor’s knowledge, the conduct of such Grantor’s business does not infringe upon any trademark, patent, copyright, trade secret or similar intellectual property right owned or controlled by a third party; and, to such Grantor’s knowledge, no claim has been made that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party that could reasonably be expected to have a Material Adverse Effect;
          (vi) to such Grantor’s knowledge, no third party is infringing upon any Intellectual Property owned or used by such Grantor, or any of its respective licensees;
          (vii) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that adversely affect such Grantor’s rights to own or use any Intellectual Property material to the business of such Grantor; and
          (viii) such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than in favor of the Collateral Agent.
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:
          (i) it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect in any material respect the validity, grant, or enforceability of the security interest in favor of Collateral Agent granted therein;
          (ii) it shall not, with respect to any Trademarks which are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality;
          (iii) it shall promptly notify Collateral Agent if it knows or has reason to know that any item of the Intellectual Property that is material to the business of any Grantor may become (A) abandoned or dedicated to the public or placed in the public domain, (B) invalid or unenforceable, or (C) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, and state registry, any foreign counterpart of the foregoing, or any court;

          (iv) it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property;
          (v) if any Intellectual Property material to the business of such Grantor owned by or exclusively licensed to such Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all reasonable actions as it determines are appropriate in the exercise of its commercially reasonable judgment, to stop such infringement, misappropriation, or dilution and protect its exclusive rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, except where failure to take such action could not reasonably be expected to result in a Material Adverse Effect;
          (vi) it shall promptly report to Collateral Agent (A) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any state registry (whether such application is filed by such Grantor or through any trustee, employee, licensee, or designee thereof) and (B) the registration of any Intellectual Property by any such office, in each case by executing and delivering to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all applicable Supplements to Schedules thereto; and
          (vii) it shall use proper statutory notice in connection with its use of any of the Intellectual Property.
     4.8 Commercial Tort Claims.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants that Schedule 4.8 (as such schedule may be amended or supplemented from time to time) sets forth all Commercial Tort Claims of each Grantor in excess of $100,000 individually or $250,000 in the aggregate.
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim in excess of $100,000 individually or $250,000 in the aggregate hereafter arising it shall deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all applicable Supplements to Schedules thereto, identifying such new Commercial Tort Claims. Unless and until Collateral Agent shall actually receive such Pledge Supplement, Collateral Agent may assume without inquiry that no such Pledge Supplement is required to be delivered to it.
     4.9 Subsidiaries. If any Person becomes a Guarantor, Company and such Guarantor shall (a) promptly cause such Guarantor to become a Grantor under this Agreement by executing and delivering to Collateral Agent a Counterpart Agreement, and (b) take, or cause such Guarantor to take, all such actions and to execute and deliver, or cause to be executed and delivered, in respect of all of its assets that constitute Collateral all such documents, instruments, agreements and certificates as may be necessary, or as may otherwise be reasonably requested by Collateral Agent, to grant a perfected first-priority Lien, subject only to Permitted Liens, on the assets of such Guarantor constituting Collateral to the extent required by this Agreement. If any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign

Subsidiary are owned by any Grantor, such Grantor shall deliver all such documents, instruments, agreements, and certificates as may reasonably be requested by Collateral Agent, and such Grantor take all of the actions necessary to grant and to perfected first priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, hereunder in such ownership interests.
     4.10 Real Estate Assets. The Company or the applicable Grantor shall deliver all items set forth on Schedule 4.10 no later than 45 days after the Issue Date. If any Grantor acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Security Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Grantor shall take all such actions and execute and deliver, or cause to be executed and delivered, (i) a real property mortgage in customary form and substance and any other documents or instruments as are required to vest in the Collateral Agent a perfected first priority security interest (subject to Permitted Liens) in such Material Real Estate Asset and (ii) a customary survey, title insurance policy and Opinion of Counsel with respect to such Material Real Estate Asset and such real property mortgage, as applicable.
SECTION 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
     5.1 Right of Inspection; Access. Collateral Agent shall at all times, upon reasonable prior written notice (except while an Event of Default exists, during which time no notice shall be required), have full and free access during normal business hours to all the books, correspondence and records of each Grantor, and Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Upon reasonable prior written notice (except while an Event of Default exists, during which time no notice shall be required), Collateral Agent and its representatives shall at all times also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.
     5.2 Further Assurances.
          (a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to Collateral. Without limiting the generality of the foregoing, each Grantor shall:
          (i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;
          (ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the

Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, and the various Secretaries of States; and;
          (iii) at any reasonable time, upon request by Collateral Agent, assemble the Collateral and allow inspection of the Collateral by Collateral Agent, or persons designated by Collateral Agent; and
          (iv) at Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or Collateral Agent’s security interest in all or any material part of the Collateral.
          (b) Each Grantor hereby authorizes Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in reasonable detail.
          (c) Each Grantor hereby authorizes Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.7 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.
     5.3 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a counterpart agreement in the form attached as Exhibit B hereto (“Counterpart Agreement”). Upon delivery of any such Counterpart Agreement to Collateral Agent, notice of which is hereby waived by each of the other Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or has become a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
     6.1 Power of Attorney. To the extent permitted by applicable law, each Grantor hereby irrevocably appoints Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Collateral Agent or otherwise, from time to time in Collateral Agent’s discretion to take any action and to execute any instrument that Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following (which if so specified, Collateral Agent shall be entitled to exercise only during the existence of an Event of Default):
          (a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Collateral Agent pursuant to the Indenture;
          (b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
          (d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;
          (e) to prepare and file any UCC financing statements naming such Grantor as debtor as contemplated by Section 5.2(b);
          (f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor;
          (g) upon the occurrence and during the continuance of an Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Collateral Agent in its sole discretion, any such payments made by Collateral Agent to become obligations of such Grantor to Collateral Agent, due and payable immediately without demand; and
          (h) (i) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and (ii) to do, at Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that Collateral Agent deems reasonably necessary to protect or preserve the Collateral and Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon Collateral Agent or any Secured Party to exercise any such powers. Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or trustees shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 7. REMEDIES.
     7.1 Generally.
          (a) If any Event of Default shall have occurred and be continuing, Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also, to the extent permitted by applicable law, may pursue any of the following separately, successively or simultaneously:
          (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of Collateral Agent forthwith, assemble all or part of the Collateral as directed by Collateral Agent and make it available to Collateral Agent at a place to be designated by Collateral Agent that is reasonably convenient to both parties;
          (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
          (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Collateral Agent deems appropriate; and
          (iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable.
          (b) Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and Collateral Agent, as Collateral Agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable fees of any attorneys employed by Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Collateral Agent, that Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities or payment in full thereof.
          (c) Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral.
          (d) Collateral Agent shall have no obligation to marshal any of the Collateral.
     7.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, to the extent permitted by applicable law, all proceeds received by Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Collateral Agent as set forth in the Collateral Trust Agreement.
     7.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.
     7.4 Deposit Accounts. If any Event of Default shall have occurred and be continuing, Collateral Agent may apply, to the extent permitted by applicable law, the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of Collateral Agent.
     7.5 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related

Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company interests in which have been pledged hereunder from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
     7.6 Cash Proceeds. In addition to the rights of Collateral Agent specified in Section 4.3 with respect to payments of Receivables, all proceeds of any Collateral received by Collateral Agent hereunder (whether from a Grantor or otherwise) consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”): (i) if no Event of Default shall have occurred and be continuing, shall be returned to the applicable Grantor and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of Collateral Agent, (A) be held by Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by Collateral Agent against the Secured Obligations then due and owing.
     7.7 Intellectual Property. (a) Anything contained herein to the contrary notwithstanding, to the extent permitted by applicable law, upon the occurrence and during the continuation of an Event of Default:
          (i) Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, Collateral Agent or otherwise, in Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all documents reasonably required by Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify Collateral Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement;

          (ii) upon written demand from Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to Collateral Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to Collateral Agent such documents as are reasonably necessary or appropriate to carry out the intent and purposes of this Agreement;
          (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;
          (iv) within five (5) Business Days after written notice from Collateral Agent, each Grantor shall make available to Collateral Agent, to the extent within such Grantor’s power and authority, such personnel then in such Grantor’s employ as Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their prior functions on Collateral Agent’s behalf and to be compensated by Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default;
          (v) Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;
          (vi) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.6 hereof; and
          (vii) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
          (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by Collateral Agent; provided, after giving effect to such reassignment, Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of Collateral Agent granted hereunder, shall continue to be in full force and effect.
          (c) Solely for the purpose of enabling Collateral Agent to exercise rights and remedies under this Section 7 and at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.
SECTION 8. CONTINUING SECURITY INTEREST.
          This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, transferees and assigns. Upon the payment in full of all Secured Obligations, and as otherwise provided in the Collateral Trust Agreement, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination. Unless an Event of Default shall have occurred and be continuing, upon request by the Company to Collateral Agent in writing, Collateral Agent shall release its security interest on any Collateral sold or disposed of, as permitted under the Indenture in accordance with Section 7.1 of the Collateral Trust Agreement; provided that, unless an Event of Default shall have occurred and be continuing, such security interest shall be automatically released upon any sale, transfer or other disposition of Collateral by any Grantor to a Person that is not (either before or after the consummation of such sale, transfer or disposition) the Company or a Guarantor that is permitted by Section 4.17 of the Indenture (but excluding any transaction subject to Article 11 of the Indenture where the recipient is required to become the obligor on the Notes or a Guarantor).
SECTION 9. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
          The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property. Neither Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by each Grantor in accordance with the provisions of the Collateral Trust Agreement.
SECTION 10. MISCELLANEOUS.
          Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 8.2 of the Collateral Trust Agreement. No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. Except as otherwise provided in the Note Documents, the Grantors hereby waive presentment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Agreement and the other Collateral Documents. All rights and remedies existing under this Agreement and the other Note Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, except in accordance with Article 11 of the Indenture, assign any right, duty or obligation hereunder. This Agreement and the other Note Documents embody the entire agreement and understanding between Grantors and Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Note Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COLLATERAL AGENT U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

GRANTORS EVERGREEN SOLAR, INC.
By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	Chief Financial Officer, Chief Operations Officer and Secretary

ESLR1, LLC
By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	Manager

By:	/s/ Richard Chleboski
	Name:	Richard Chleboski
	Title:	Manager

SCHEDULE 4.1
TO PLEDGE AND SECURITY AGREEMENT
GENERAL INFORMATION
(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Chief Executive
		Jurisdiction of	Office/Sole Place
Full Legal Name	Type of Organization	Organization	of Business	Organization I.D.#

(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Name of Grantor	Date of Change	Description of Change

(D)	Financing Statements:

Name of Grantor	Filing Jurisdiction(s)

(E)	Foreign Approvals:

SCHEDULE 4.1-1

SCHEDULE 4.2
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Location of Equipment and Inventory

SCHEDULE 4.2-1

SCHEDULE 4.4
TO PLEDGE AND SECURITY AGREEMENT
INVESTMENT RELATED PROPERTY
     Pledged Stock:

% of Outstanding
				Stock Certificate			Stock of the
Grantor	Stock Issuer	Class of Stock	Certificated (Y/N)	No.	Par Value	No. of Pledged Stock	Stock Issuer
     Pledged LLC Interests:

% of Outstanding
LLC Interests of
	Limited Liability		Certificate No. (if		the Limited
Grantor	Company	Certificated (Y/N)	any)	No. of Pledged Units	Liability Company
     Pledged Partnership Interests:

% of Outstanding
		Type of Partnership			Partnership
		Interests (e.g.,		Certificate No.	Interests of the
Grantor	Partnership	general or limited)	Certificated (Y/N)	(if any)	Partnership
     Pledged Trust Interests:

% of Outstanding
		Class of Trust		Certificate No.	Trust Interests of
Grantor	Trust	Interests	Certificated (Y/N)	(if any)	the Trust

EXHIBIT4.4-1

     Pledged Debt:

		Original Principal	Outstanding
Grantor	Issuer	Amount	Principal Balance	Issue Date	Maturity Date
     Securities Account:

Share of Securities
Grantor	Intermediary	Account Number	Account Name
     Commodities Accounts:

Name of Commodities
Grantor	Intermediary	Account Number	Account Name
     Deposit Accounts:

Grantor	Name of Depositary Bank	Account Number	Account Name

EXHIBIT4.4-2

SCHEDULE 4.7
TO PLEDGE AND SECURITY AGREEMENT
INTELLECTUAL PROPERTY
(A)	Copyrights

(B)	Patents

(C)	Trademarks

SCHEDULE 4.8-1

SCHEDULE 4.8
TO PLEDGE AND SECURITY AGREEMENT

Name of Grantor	Commercial Tort Claims
SCHEDULE 4.8-2

SCHEDULE 4.10
TO PLEDGE AND SECURITY AGREEMENT
[NOTE: COMPANY TO PROVIDE LIST OF PROPERTY TO BE SUBJECT TO DEEDS OF TRUST/MORTGAGES]
EXHIBIT A-1

EXHIBIT A
TO PLEDGE AND SECURITY AGREEMENT
PLEDGE SUPPLEMENT
          This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered pursuant to the PLEDGE AND SECURITY AGREEMENT, dated as of                     , 2010 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among EVERGREEN SOLAR, INC., the other Grantors named therein, and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.
          Grantor hereby confirms the grant to Collateral Agent set forth in the Security Agreement of, and does hereby grant to Collateral Agent, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.
          IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]
By:
Name:
Title:

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 4.1
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:
(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Chief Executive
		Jurisdiction of	Office/Sole Place
Full Legal Name	Type of Organization	Organization	of Business	Organization I.D.#
(B)	Other Names (including any Trade-Name or Fictitious Business Name) under which each Grantor has conducted business for the past five (5) years:

Name of Grantor	Trade Name or Fictitious Business Name
(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Name of Grantor	Date of Change	Description of Change
(D)	Financing Statements:

Name of Grantor	Filing Jurisdiction(s)
(E)	Foreign Approvals
Exhibit B-A-1

SUPPLEMENT TO SCHEDULE 4.2
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:

Name of Grantor	Location of Equipment and Inventory
Exhibit B-A-2

SUPPLEMENT TO SCHEDULE 4.4
TO PLEDGE AND SECURITY AGREEMENT

Additional Information:

Pledged Stock:

Pledged Partnership Interests:

Pledged LLC Interests:

Pledged Trust Interests:

Pledged Debt:

Securities Account:

Commodities Accounts:

Deposit Accounts:
Exhibit B-A-3

SUPPLEMENT TO SCHEDULE 4.6
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:

Name of Grantor	Description of Letters of Credit
Exhibit B-A-4

SUPPLEMENT TO SCHEDULE 4.7
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:
(A)	Copyrights

(B)	Patents

(C)	Trademarks
Exhibit B-A-5

SUPPLEMENT TO SCHEDULE 4.8
TO PLEDGE AND SECURITY AGREEMENT
Additional Information:

Name of Grantor	Commercial Tort Claims
Exhibit B-A-6

EXHIBIT B
TO PLEDGE AND SECURITY AGREEMENT
FORM OF COUNTERPART AGREEMENT
[Date]
[Name]
as Collateral Agent
for the Secured Obligations
in the Pledge and Security Agreement
referred to below
      Attn:
[Name of Additional Grantor]
Ladies and Gentlemen:
Reference is made to the Pledge and Security Agreement dated as of                     , 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), among Evergreen Solar, Inc., a Delaware corporation, (the “Company”), the other Grantors party thereto and U.S. Bank National Association, as Collateral Agent (“Collateral Agent”). Terms defined in the Pledge and Security Agreement and not otherwise defined herein are as defined in the Pledge and Security Agreement.
Pursuant to [Section 4.9/5.3] of the Pledge and Security Agreement, the undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Pledge and Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Pledge and Security Agreement to a “Grantor” shall also mean and be a reference to the undersigned.
This Supplement to Pledge and Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, [NAME OF ADDITIONAL GRANTOR]
By:
Title: